Exhibit 99.1

                            BrandPartners Group, Inc.

                                 March 21, 2005
                                 11:00 a.m. CST

Moderator         Ladies and gentlemen, good day and thank you for standing by.
                  Welcome to BrandPartners' Fourth Quarter and Year Ending
                  December 31, 2004 Results conference call. At this time, all participants are in a listen-only mode. Later, there will be a question and answer session; instructions will be given at that time. As a reminder, this conference call is being recorded.

                  I would now like to turn the conference call over to President of Trilogy Capital Partners, Mr. A.J. Cervantes. Please go ahead, sir.

A. Cervantes      Thank you and good afternoon, and welcome to the
                  BrandPartners' Fourth Quarter and Year Ending December 31,
                  2004 Results conference call. Joining us today are several members of the management team: Tony Cataldo, Chairman of the Company; and Jim Brooks, President and CEO.

                  We would like to remind you that during the course of this conference call, the company might make projections, rather forward-looking statements regarding future events or the future financial performance of the company. We want to caution you that such statements are just predictions, and that actual events or results may differ materially, based upon factors discussed on this call or due to other events that are now unknown. Further, we refer you to the documents the company files from time to time with the Securities and Exchange Commission, and other publicly filed documents. These documents contain and identify important risk factors that could cost the actual results to differ materially from those contained in our projections or forward-looking statements.

                  I'd now like to turn the call over to Jim Brooks, President and CEO of BrandPartners.

J. Brooks         Thanks, A.J. Good afternoon and thank you for joining us for our fourth quarter and 2004 earnings call for the period ending December 31, 2004. As I told you during our third quarter conference call, prior to 2004, BrandPartners failed to record a profitable quarter since 1999. After the delivering three profitable quarters in 2004, on Friday, we announced our revenues and earnings for the fourth quarter.
                  And our fourth quarter was our fourth consecutive profitable quarter. Revenues for the quarter were $11.9 million, a 25% increase versus the $9.5 million in revenues the company achieved during the same period last year. Net income during the fourth quarter was $1.1 million, compared to a loss of $4 million in the fourth quarter of 2003, where a $5.1 million swing in profitability year-to-year. And more importantly, on Friday, we reported record revenues and earnings per share for our year ending December 31, 2004.

                  During 2004, our revenues were $50.6 million, the best year in the history of BrandPartners and its predecessor company's financial performance, and a 50% increase over the $33.7 million in revenues we achieved during 2003. After factoring and an extraordinary gain from the forgiveness of debt, our net income was $14.2 million for 2004 or $0.39 per fully diluted share, versus a $10.9 million loss during 2003 or a loss of $0.59 per fully diluted share. This amounted to a $25.1 million swing in profitability from 2003 to 2004. We believe that the full year results of $0.39 per share are indicative of the highly successful financial and operational restructuring we undertook during the year, as well as a tremendous turnaround in sales and operational results since our financial restructuring in January of 2004.

                  On an operational basis, excluding one-time gains related to forgiveness of $9 million of debt, as previously mentioned, the company also achieved record net income of $5.1 million or $0.14 per fully diluted share and a $16 million improvement over 2003's loss of $10.9 million. One-time gains, as a result of our negotiations and elimination of $9 million of debt, amounted to $0.25 per share. This was an important piece of the puzzle that allowed us to succeed operationally in 2004.

                  And I would like to now introduce our chairman, Tony Cataldo, to give you a recap of the entire financial and operational restructuring, as the company would not be in the position it is today if we have not been able to re-negotiate the debt and other aspects of the company.

T. Cataldo        Thanks a lot, Jim. We've discussed a lot of the details of the restructuring during the previous conference calls, but I just thought it was important, as Jim was saying, recap what we accomplished and how it helped the company in several important ways.

                  Firstly, I asked Jim to consider joining BrandPartners back in August of 2003. I'm sorry. I was asked to consider joining the company in 2003 and after I did, my due diligence, it was really clear to me that, fundamentally, there was a real good business down there in the operating company.

                  Willy Brother's solid business had excellent possibilities. In spite of many problems, it was encouraging, and there were quite a few. The company had a very impressive customer list including several national banking institutions. And the company had even worked on a significant deal with the national tax preparer in 1990s, early into 2000. No company lands those types of clients without having some serious credibility in the marketplace. However, the LBO, the Leveraged Buy-Out debt that piled close to $30 million of debt on BrandPartners to acquire Willy Brothers in January 2001, combined with leadership issues and operational issues, the company was in chaos.

                  As I look at the situation with a better balance sheet, I felt that the new management of the company had a ton of potential there. So I agreed to join this company as chairman of the board, brought on a couple of new board members. Asked Jim, Jim Brooks, to join the board, whom I believe had the wear-with-all to put this company in the right direction.

                  So during that, we set out to re-negotiate the debt and other liabilities. In summary, we were able to eliminate more than $17 million of debt and future liabilities, which also included a six-year lease in our Manhattan office, paying about $70,000 a month for three people. This included taking out $9 million of straight debt that Jim had talked about with the Willy Brothers.

                  Simultaneously, we also set out to raise $3 million. The format, we raised that money; it was straight equity, no warrants, no resets, in other words, it was a nontoxic instrument. And that's important when you're trying to recapitalized the company.

                  After that, we were able to then close on the financing once the debt was restructured, and we got all the creditors to agree to our terms. And then we terminated a lot of senior management and executives who, frankly, weren't really providing any really value to the company. These critical moves with the additional improvements in all the areas of operations made by Jim and his management team, created an environment for the company to succeed in 2004, and it put us in a position to really going forward. We have a lot of momentum going forward and we think we can keep going. Thus, the results of all the things we're talking about are related to the things that happened in the restructuring and, now, the operational efficiency that we have.

                  Now, I'd like to turn this conversation back over to Jim so he can discuss the state of the company and then strategic initiatives going forward. Thanks.

J. Brooks         Thanks, Tony. We believe that we had an exceptional 2004. And as we mentioned in our press release on Friday, we entered
                  2005 with a $31 million backlog, which is $10 million higher than the same time last year. So we're continuing to show that the company has the ability to grow, but we aren't satisfied.
                  Now, it's time to build the company and our core business and diversify internationally and through new products and markets.

                  We have designated five key areas of growth for the company. First, we continue to believe that the core business of Willy Brothers, which provide integrated design and implementation services related to retail environments, primarily to financial services company, is operating in a growth industry. The banks in particular, continue to grow and merge. On average, according to the FDIC, more than 300 bank mergers have taken place annually during the past five years. Now, this is very good for our business, and that activity is also good for companies that just compete in the space. We believe that our comprehensive suite of services provide a competitive advantage, that will allow us to increase our penetration of the industry in all of our business units. In addition, in 2004, according to the FDIC, there are more than 2,000 new bank charters, meaning that 2,000 banks are either built or in the process of being built. And in addition to building bank branches, we are also working on gaining some market share in the area of building bank administrative buildings. I mean, these are much larger contracts for us and we're aggressively pursuing these opportunities.

                  What's even more important is that, many banks are now focusing on the customer experience and one of their most valuable assets, their branches. And the dynamic environment that Willy Brothers designs and implements, play a big role in allowing banks to create that experience, which is becoming more and more synonymous with traditional retail space.

                  We are working hard to capitalize on the growth in the industry and each of our business units. And just as an example in the past three months, we've added three new experience account executives to aggressively pursue new business and markets or companies that we have yet been able to penetrate.

                  In the second area of growth is the international expansion. We have been communicating to the investment community since the beginning of the year our intent to pursue growth and new markets. We believe that our business model is transportable and our objective is to expand one, if not, two new markets in 2005.

                  Our efforts to commence operations in Europe are finally starting to take shape. We open BrandPartners Europe a few months ago, hired our first full time account executive and are working diligently to solidify our partnership structure that will give us the infrastructure we need to aggressively pursue business. And we hope to be in a position to announce more details about this new division soon. In addition to Europe, we're pursuing discussions with the South American based branding firm to partner in the area of financial services retail. There's no guarantee that we will secure a deal anytime soon, but we are continuing to look for other partnership as well.

                  Thirdly, we are continuing to pursue our objective of diversifying the company into new retail markets. Obviously, our account executives are looking for opportunities in other financial services retail industries, including brokerage, tax preparation, which Tony mentioned earlier, and insurance. But more importantly, during 2004, we planted the seeds to target more traditional retail and service companies via several moves. We hired a business development executive to target non-financial companies and we secured an informal partnership with the retail store design company. Moving into new industries always takes time, as many companies prefer to see a portfolio that speaks to their industry. However, we believe that we are beginning to gain some traction and as a result of our internal efforts, and those of our partner, we're in discussions with several potential, traditional retail and service clients to offer our full capabilities.

                  In our fourth area of growth are new products and services. We are now working hard to develop and market new products and services to our clients and potential financial service and retail clients, in order to increase revenues per contract and customer. We have established a good track record in designing and implementing financial retail spaces. And we believe there are tangent products and services that either directly add value to the environment or help to secure customer loyalty within that environment. Now, for example, during the past two years, we've been building up a furniture dealership within our design build group, because that unit offers space planning and furniture system as an integral part of the environment. In 2004, that unit contributed significantly to our revenue stream.

                  Additionally, as I mentioned during the third quarter conference call, we are looking to either spin the furniture group out of design build, to create an independent unit or simply continue to aggressively build the group within it's current state. To that end, we hired an account executive dedicated to selling space planning and furniture, as well as our other capabilities to non-financial companies in New England, and we recently signed several orders with the local hospital and software company.

                  Additionally, I mentioned our success offering a windows merchandising products during the last conference call. Now, this is similar to what traditional retailers like Macy's put together in its windows to attract customers. We believe that this is an area that offers a solid revenue potential, and we are now aggressively pursuing opportunities by discussing the products with all of our clients, as well as undergoing a direct mail campaign.

                  Another new area where we see potential is in the area of marketing to the Hispanic community. Banks and other industries are seeking ways to attract this fast growing demographic and income market, and we're in the process of developing services to help our clients within branch marketing services dedicated to this end. This is not about translating English to Spanish, but more about how to market to a culture that responds to different messages than traditional American advertising and marketing.

                  In addition, we have briefly put together a new product development group to create new fixtures that are designed to meet the needs of the new industries we are targeting, as well as offering our financial service clients designs that are consistent with the their desire to have their branches look more retail. This group is also charged with the responsibility of insuring that we are designing and sourcing products that allow us to maintain solid gross margins. In addition, we also consolidated three warehouse locations into one to make ourselves more efficient; that took place in January.

                  Lastly, we have finally launched our digital merchandising products and services to the financial services industry. A digital merchandising is more simply explained by referring to a network system of plasma and LCD screens with dynamic and real time content. In other words, you can change your marketing message daily, weekly, hourly, or even up to the minute, and our value added is in the area of managing and creating the content. We have provided this to some of our client during the past few years. Digital merchandising is fast becoming a sophisticated and compelling marketing tool that simply every retail business in the country is looking to implement in some shape or form. And we believe that this is clearly, going to be a multi billion-dollar industry and we're going to aggressively pursue opportunity in financial services and traditional retail. It is a very powerful in-branch or store-marketing medium in combination with traditional print, and we believe that our award-winning creative group had a great opportunity to build its business with these products.

                  In our fifth area of growth potential, we are pursuing acquisitions, partnerships, and the potential creation of new business unit. In earlier conference calls, I mentioned a partner firm we have been working with that has a strong niche in a fast growing payday loan industry. We are working on strengthening this relationship and hoped to be in a position to tell you more in the near future. Also, if you remember, we took a minority position in a sale lease back financing start-up in late 2004. The objective was to work closely with this firm to increase our sales distribution and to community and regional banks, looking for total turnkey development and financing solutions for new or even existing facilities. We believe that this relationship is paying off as our pipe buying of opportunities is growing in a rapid pace and we further believe that we will land some deals that will come directly from this relationship very soon.

                  Lastly, we are in the process of evaluating several CRM, Customer Relationship Management, and promotional marketing products and services that I believe, could add even more value to our capability's presentation. And the bottom line is that we believe that we turned the company around in 2004 and now we're going to take a fundamentally, sound core business operating in a growth industry, and use it to grow and diversify. With the healthy balance sheet and P&L, a talented and dedicated group of employees who are now embracing a more entrepreneurial culture, and a strong management team, we believe we are positioned to take this company to another level.

                  In order to achieve strong growth based on our five key areas that I just discussed, we are going to invest in the places where we believe we can generate solid returns. For example, we're in the process of building or furnish a showroom, to ensure that our space planning and furniture dealership has the profile to compete aggressively for new business. We recently completed the implementation of our new enterprise resource planning system to be replace antiquated financial and operating software, and we believe this will make us more efficient in due time. We recently hired a product manager for digital merchandising, add a three new account executives, as I told you earlier, and we added resources to our new product development group. We also increased our marketing expenditures to promote our new products and services in addition to opening our office in London during the last few months.

                  All of these initiatives will require human and financial capital. And due to our turnaround in 2004, we are in an excellent position in both of these areas. Also, we believe that it's imperative to managed shareholder expectations properly, and at the same time, allow the company to stay focused on creating long-term value.

                  Now, our concentration needs to be on executing our business plan, which we believe can lead to significant revenue and profit growth, rather than managing the business with short-term or day-to-day orientation. I continue to believe strongly that we are in the right path, and we are working hard to increase shareholder value, as well as create a company that offers existing and future employees, who are the backbone of the company, more opportunities to grow personally and professionally. We are in a service organization that relies on its employees to deliver a great product and service. And today, we all have an opportunity to take this company to new heights.

                  Now, I'd like to turn the call over to question and answer.

Moderator         Just one moment for the first question.

A. Cervantes      Jim, Tony, this is A.J. We have three e-mail questions. The first is from John Hill. His question is, considering the company continues to issue positive comments on the future prospects, what feedback has the company had from analyst, small cap fund managers, etc., as to why the stock price remains under valued, and what would be the catalyst for the stock price to be on valuation that reflects at least this year?

T. Cataldo        Yes. This is Tony. I'll handle that one. First and foremost, every company that ... anybody out there these days says they're under valued. In this particular case, I think we really are--I mean, just based on that alone, with the earnings per share ratio that we're doing, it's pretty significant.

                  We do have some coverage with CapStone; it's not a not paid for research. We are having further discussions with other institutions about that sort of thing. I think the thing that's holding us back may be the fact that we're a bulletin-board company right now. Even that seems to be less troublesome than it was previously, but our goal is to go ahead and get on to a different exchange and once our market cap gets over $50 million, we can do that. So I think that's going to have an impact. Outside of the value on stock, the most important thing that the company needs to do is what it's already doing. Let's just go make money.

                  Ultimately, the stock market cap valuation is going to catch up to this company, as long as we remain focused on running a good business, being very efficient, which the team has done, keeping our capital structure in check, which we've done. We have a really good solid capital structure -- there are no toxic financings out there -- and just go make money, and that will move us forward.

A. Cervantes      Great. We have two more written questions. Now, we'll go to the other question for those in queue. This is from Ken Marsh and it says, to the shareholder owning a larger stake of BPTR, I would like to ask the following questions. Number one, with the common stock trading at just over seven times trailing
                  EPS, in spite of superior results and outstanding prospects, has the company considered a strategic share buyback plan?
                  That's the first of the two questions.

T. Cataldo        Yes. We really haven't had any conversation about buying back shares just yet. I think the most important thing to do is to get onto a different exchange; keep performing the way the company is performing. And then at that point in time--I love to see if we do that, but honestly, I don't think we need to buyback. I think the fundamentals of this company with the existing capital structure just less than 34 million shares issued in outstanding. I don't think we have to get into anything like that.

J. Brooks         I would just add that we have tremendous momentum right now and the capital that we have is going to be used to grow the business. I think that's the best use of that capital.

A. Cervantes      The last question is from Mr. Don McKernan in Vancouver,
                  Canada. First, congratulations on a very fine year. In your Friday news release, you state that you'll be pressing forward on a number of strategies to continue growth. One you mentioned is prospecting for opportunities and new markets domestically and internationally. The question is, could comment on what you were thinking about when you say new markets and where you will be looking in terms of expanding internationally?

J. Brooks         Well, I kind of summed it up in the conference call already, but just to reiterate, I mean, we have been working on the international market. We first targeted Europe back in January, we started to put some things together, take some time, but we officially launched the business in January. And as I said, we are working on a partnership and we have an on-going effort there right now to pursue opportunities in that marketplace and we expect to get some traction soon.

                  The other area, as I mentioned was, for example, in the payday loan industry, with the partner firm that we're working with. This is an industry that has 20,000 branches, probably growing to 40,000 based on analyst expectations. It's a small bank, if you will, a pretty young bank and they have the same kind of branding and design needs that the banks have on a smaller scale as well, but we see a tremendous opportunity there.

                  And then the other area is just traditional retail. I mean, we see tons of opportunities to take our capabilities and to sell them to other retail industries. We've been working with a potential opportunity right now with the store design firm that we partnered up with a major national firm. Also, some other retail companies, I mean the wireless business, for example, that have similar types of environment that banks have, where we think we can have value. I mean, we see tons of opportunities. I mean, we've got refine our approach and target probably a few specific ones that will give us attraction quicker. But we just see a lot of opportunities to grow this business into other markets.

T. Cataldo        Are there any more questions out there?

Moderator         We have a question from the line of David LaSalle from Micro
                  Capital. Please, go ahead.

D. LaSalle        Good quarter, guys.

J. Brooks         Thanks, David.

D. LaSalle        Just a couple of questions I have. One is, I was just
                  wondering what your cash and debt level look like at the end of the quarter. And also, what kind of cash you generated from operations and what capex was?

J. Brooks         David, on that, we're going to have to just defer to the 10-K.
                  When that comes out, that information will be available.

D. LaSalle        All right.

J. Brooks         On the debt, I mean, the straight debt--I don't have the press release in front of me, but on the Friday's press release, we came out with the debt at the end of the year versus the end of 2003 ... see that comparison.

D. LaSalle        Got you.

J. Brooks         A few days, you'll have that information.

D. LaSalle        That's fine. Then, what about fully diluted share count, what should I be using in the quarter?

J. Brooks         ...Share count. Again, I mean, I think the number itself,
                  it'll be in the 10-K. I think you probably figured out from the press release, but we just have to defer it to that 10-K for that information.

T. Cataldo        Yes. I think just for comfort, there really hasn't been
                  anything that has gone out to dilute the position of the current shareholder base, which also includes Jim and myself.
                  We're shareholders here.

                  The other thing is that the company, as far as when you do see the numbers on the 10-K, which will happen shortly this week, you won't be disappointed. The cash is good; the company has done an awful a lot to position itself to continue to have positive momentum going forward.

Moderator         We have a question from the line of Vikram Ramakrishnan from
                  Core Fund Management. Please go ahead.

V. Ramakrishnan   Congratulations on the quarter and year.

J. Brooks         Thanks, Vikram.

V. Ramakrishnan   The first question I have, as far as guidance goes, can you provide anymore detailed information on how you see revenue changing in 2005 and how you see any of the other numbers changing that will target operating income and target operating margin or anything like that?

T. Cataldo        Yes. We will be talking about guidance here in the next,
                  probably week to two weeks. Suffice it to say that our guidance for the beginning of 2004 was--we felt that we could get somewhere between $0.09 and $0.11 earnings per share on an operational basis. Obviously, doing $0.14, we did better than that. We also felt that our revenue was going to be at least
                  $40 million and, again, we did significantly better than that.
                  So we just find, from a guidance prospective, to keep it -- and we really only talk about numbers that are on organic and domestic markets. We don't really include the new initiatives until they happened. It's just the company's strategy to--let's go get business done first, get everything and then talk about what we've accomplished. So we're looking at having a really significant year again. We'll put out guidance on a conservative basis, and then we look to over perform.

Moderator         We have a question from the line of Robert Wagner. Please go ahead from a private investor.

R. Wagner         Thank you and congratulations on a wonderful year. Thanks for taking my question. I've e-mailed some that were around what you been talking about. Has $0.14, you know, 15 to 20 times, you generate a $1.40 to $2.10 a share and just with 50% of backlog? Also, a comment on Mr. Brooks' August statement about going to NASDAQ and you mentioned that it will just take about
                  $1.60 a share to do that. How about the AMEX, the American
                  Stock Exchange, doesn't that have a smaller dollar amount?

J. Brooks         Yes. Actually, we're looking at all exchanges and the American
                  Stock Exchange, the critical mass for American Stock Exchange of the market cap of $50 million or an excess, we're not that far away from it and assuming that the stocks--I think it's around a $1.40; that would qualify us to get on the AMEX. It is our goal this year to be on a different exchange and we think we'll get there.

Moderator         And we have time for just one more question today. It's from the line of Jerry Yanowitz, a private investor. Please go ahead.

J. Yanowitz       Thank you. Could you comment on the earnings per share this quarter relative to the previous quarter revenues were up slightly? But earnings per share, I believe in the third quarter were $0.06, and they were $0.03 this quarter. And revenues went from 9.5 to 11.9 this quarter from, I think, the mid seven's to 11.7 in the third quarter. Is there a slow down in review growth? Again, could you comment on earnings per share this quarter versus the previous quarter?

A. Cervantes      Jim, you want that?

J. Brooks         Yes, sir. Well, I mean, there's not a slow down in terms of the revenues. I mean, I think we're pretty consistent third to fourth quarter. The earnings can vary just depending upon the mix of business that we have. It depends where it falls within the quarter. I mean, we do different types of business, different margins. Sometimes, you have a little bit of different mix. But I mean, overall, the business is ticking up and then we have, as I said, a bigger backlog going into the year. It may shake out a little bit different quarter-to-quarter but the long-term trend is positive.

T. Cataldo        Yes. We're looking at better earnings this year than we had in
                  2004. We've got the initiatives in place. And backlog to this company is significant because it actually means signed contracts. It's not something that our prospect basis, a combination of all those things. We're very comfortable with the performance of the company this year. It's not really a seasonal type of thing with us any longer. There's just so much already that we have to deliver in our backlog and there's so many different RFPs that are out there. We've got so many different prospects turning towards backlog. We're going to have a good year.

A. Cervantes      Those are all the questions then?

Moderator         No other questions at this time.

A. Cervantes      Well, I like to thank everyone for their participation today and the on-going BrandPartners story. It's a very, very powerful story. I'd also like to thank our extremely proactive management team, and our employees for their hard work and dedication this last year. BrandPartners has had a very interesting history, especially recently. And most importantly, we think it has a very exciting future.

                  Again, thank you for your time and I'd like to thank everybody for participating today.

Moderator         Ladies and gentlemen, this conference is available for replay beginning today at 2:45 p.m. eastern time, through April 21st at midnight. To access the AT&T Executive Replay Service, dial
                  1-800-475-6701, the access code 775193. International participants may call 320-365-3844.

                  That concludes our conference for today. Thank you for your participation and using AT&T's Executive TeleConference.